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                                                                      EXHIBIT 23

              CONSENT OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45775) pertaining to the Wayne Bancorp, Inc. 1990 Employee Incentive Stock Option Plan and in the related prospectus of our report dated February 20, 1998, on our audits of the consolidated financial statements of Wayne Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 1997.

                                   /s/ McNair, McLemore, Middlebrooks & Co., LLP McNair, McLemore, Middlebrooks & Co., LLP



Macon, Georgia
March 23, 1998